Lehman Brothers First Trust Income Opportunity Fund
Transactions Effected Pursuant to Rule 10f-3
Quarter Ended: 3/31/05

Sub-Adviser:	Lehman Brothers Asset Management LLC

Name of Security:	Leslie's Poolmart, Inc., 7.75%, 2/1/13
Cusip (527069AG3)
Registration under Securities Act of	Yes
1933 [10f-3(b)(1)(i)]

Time of Acquisition [10f-3(b)(2)]
- Date Acquired	1/19/2005
- Date First Offered	1/19/2005

Firm Commitment Underwriting	Yes

Reasonableness of Spread [10f-3(b)(6)]
- Offering Price Per Unit	99.260
- Gross Spread % or $	2.625%
- Yield to Maturity	7.875%

Issuer in Continuous Operation at	Yes
Least Three Years? [10f-3(b)(4)]

Amount Purchased by Fund and all associated Funds of the Sub-Adviser [10f-3(b)(7)]
- Size of Issue	170,000,000

- Purchase Price per Unit	99.260
- Total Units Purchased by Fund	1,555,000
- Total Purchase Price by Fund	1,543,493
- Percentage of Offering Purchased by Fund	0.91%

- Aggregate Amount Purchased by Sub-Adviser	5,000,000
- Percentage of Offering Purchased by Sub-Adviser	2.94%

From Whom Purchased [10f-3(b)(8)]
- Selling Dealer(s)	Banc of America Securities LLC

- Syndicate Manager(s)	Lead: Banc of America Securities LLC
Lehman Brothers

Co Manager: UBS Investment Bank

- Affiliated Broker / Dealer	Lehman Brothers